Exhibit 5

3 August, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

In connection with this Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, 50,000,000 American Depositary Shares representing Ordinary Shares, par value $0.25 each of AstraZeneca PLC (the “Shares”), deliverable pursuant to the AstraZeneca Performance Share Plan 2020 and the AstraZeneca Global Restricted Stock Plan (the “Plans”), I have examined originals or copies, certified or otherwise identical to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plans upon receipt by AstraZeneca PLC of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Elizabeth Clement
Elizabeth Clement
Senior Counsel